Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2025 Results

Strong Case Volume, Sales and Profit Growth; Announces Full-Year 2026 Financial Guidance

Fourth-Quarter Fiscal 2025 Highlights

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Total case volume increased 11.9%
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Total Independent Foodservice case volume increased 20.4%
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Organic Independent Foodservice case volume increased 5.9%
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Net sales increased 11.5% to $16.9 billion
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Gross profit improved 14.6% to $2.0 billion
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Net income decreased 21.0% to $131.5 million
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Adjusted EBITDA increased 19.9% to $546.9 million1
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Diluted Earnings Per Share (“EPS”) decreased 21.5% to $0.84
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Adjusted Diluted EPS increased 6.9% to $1.551

Full-Year Fiscal 2025 Highlights

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Total case volume increased 8.5%
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Total Independent Foodservice case volume increased 16.9%
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Organic Independent Foodservice case volume increased 4.6%
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Net sales increased 8.6% to $63.3 billion
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Gross profit improved 12.8% to $7.4 billion
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Net income decreased 22.0% to $340.2 million
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Adjusted EBITDA increased 17.3% to $1.8 billion1
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Diluted EPS decreased 21.9% to $2.18
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Adjusted Diluted EPS increased 4.2% to $4.481
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Operating Cash Flow of $1.2 billion
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Free cash flow of $704.1 million1

RICHMOND, Va. – August 13, 2025 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2025 business results.

“Our organization finished fiscal 2025 with strong financial results driven by contributions from each of our three operating segments,” said George Holm, PFG’s Chairman & Chief Executive Officer. “I am proud of the accomplishments of our 43,000 employees, particularly our sales associates, who continue to drive share gains across our business segments. We enter fiscal 2026

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

with a stable industry backdrop and significant business momentum and we are on track to achieve the 3-year financial targets we announced in May. The PFG team continues to execute our strategic plan, headlined by growth, market share gains and operational execution, leading to enhanced profitability. As we progress with the integration of Cheney Brothers and José Santiago, we believe the Company will continue to create enhanced shareholder value. We are confident in our ability to achieve the fiscal 2026 targets that we announced today.”

Fourth-Quarter Fiscal 2025 Financial Summary

Total case volume increased 11.9% for the fourth quarter of fiscal 2025 compared to the prior year period. Total organic case volume increased 3.9% for the fourth quarter of fiscal 2025 compared to the prior year period, benefiting from a 5.9% increase in organic independent cases and growth in cases sold to Foodservice’s chain business. Total independent case volume increased 20.4%.

Net sales for the fourth quarter of fiscal 2025 grew 11.5% to $16.9 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Bros., Inc. (“Cheney Brothers”), an increase in cases sold including a favorable shift in the mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.3% for the fourth quarter of fiscal 2025.

Gross profit for the fourth quarter of fiscal 2025 grew 14.6% to $2.0 billion compared to the prior year period. The gross profit increase was driven by recent acquisitions as well as cost of goods sold optimization through procurement efficiencies, partially offset by an increase in the last-in-first-out (“LIFO”) inventory reserve.

Operating expenses rose 18.3% to $1.7 billion in the fourth quarter of fiscal 2025 compared to the prior year period. The increase in operating expenses was primarily driven by recent acquisitions, an increase in personnel expense primarily related to wages and salaries, commissions, and benefits, an increase in depreciation expense mainly driven by an increase in transportation equipment under finance leases, an increase in insurance expense primarily related to workers’ compensation and vehicle liability, and an increase in professional fees primarily related to recent acquisitions, partially offset by a decrease in fuel expense primarily due to lower fuel prices in the fourth quarter of fiscal 2025 as compared to the prior fiscal year period.

Net income for the fourth quarter of fiscal 2025 decreased $35.0 million year-over-year to $131.5 million. The decrease was primarily a result of an increase in depreciation and amortization and interest expense primarily related to recent acquisitions, partially offset by a decrease in income tax expense and gross profit contributions from recent acquisitions. The effective tax rate in the fourth quarter of fiscal 2025 was approximately 25.6% compared to 26.0% in the fourth quarter of fiscal 2024. The effective tax rate for the fourth quarter of fiscal 2025 differed from the prior year period primarily due to an increased benefit from stock-based compensation and an increase in income tax credits net of valuation allowance established, partially offset by an increase in non-deductible expenses.

For the quarter, Adjusted EBITDA rose 19.9% to $546.9 million compared to the prior year period.

Diluted EPS decreased 21.5% to $0.84 per share in the fourth quarter of fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 6.9% to $1.55 per share in the fourth quarter of fiscal 2025 compared to the prior year period.

Full-Year Fiscal 2025 Financial Summary

Total case volume increased 8.5% for fiscal 2025 compared to the prior fiscal year. Total organic case volume increased 2.1% for fiscal 2025 compared to the prior year period, benefiting from a 4.6% increase in organic independent cases sold during fiscal 2025 and growth in cases sold to Foodservice’s chain business. Total independent case volume increased 16.9%.

Net sales for fiscal 2025 grew 8.6% to $63.3 billion compared to the prior fiscal year. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Brothers, an increase in cases sold including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.7% for fiscal 2025.

Gross profit for fiscal 2025 grew 12.8% to $7.4 billion compared to the prior fiscal year. The increase in gross profit was primarily driven by recent acquisitions, including the acquisition of Cheney Brothers, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 14.8% to $6.6 billion in fiscal 2025 compared to the prior fiscal year. The increase in operating expenses was primarily driven by recent acquisitions, including the acquisition of Cheney Brothers, increases in personnel expenses primarily related to wages and salaries, commissions, and benefits, an increase in depreciation expense mainly driven by an increase in transportation equipment under finance leases, an increase in professional fees and outside services primarily related to recent acquisitions, and an increase in insurance expense primarily related to workers’ compensation and vehicle liability compared to prior year. These increases were partially offset by a decrease in fuel expense primarily due to lower fuel prices for fiscal 2025 as compared to the prior fiscal year.

Net income for fiscal 2025 decreased $95.7 million year-over-year to $340.2 million driven by an increase in depreciation and amortization and interest expense primarily related to recent acquisitions, partially offset by a decrease in income tax expense and gross profit contributions from recent acquisitions. The increase in interest expense was primarily the result of an increase in average borrowings, including finance lease obligations, during fiscal 2025 compared to the prior fiscal year. The effective tax rate in fiscal 2025 was approximately 25.8% compared to 27.0% in fiscal 2024. The effective tax rate for fiscal 2025 differed from the prior fiscal year primarily due to an increased benefit from stock-based compensation and an increase in income tax credits net of valuation allowance established, partially offset by an increase in non-deductible expenses and an increase in state taxes as a percentage of income.

For fiscal 2025, Adjusted EBITDA rose 17.3% to $1.8 billion compared to the prior year period.

Diluted EPS decreased 21.9% to $2.18 per share in fiscal 2025 compared to the prior year period. Adjusted Diluted EPS increased 4.2% to $4.48 per share in fiscal 2025 compared to the prior year period.

Cash Flow and Capital Spending

In fiscal 2025, PFG provided $1,210.1 million in cash flow from operating activities compared to $1,163.0 million in cash flow from operating activities in the prior year period. The increase in cash flows provided by operating activities in fiscal 2025 compared to fiscal 2024 was largely driven by higher cash-based operating income, partially offset by changes in the timing of advanced purchases of inventory.

In fiscal 2025, PFG invested $506.0 million in capital expenditures, an increase of $110.4 million versus the prior year period. In fiscal 2025, PFG delivered free cash flow of $704.1 million compared to free cash flow of $767.4 million in the prior year period.1

Share Repurchase Program

In November 2022, the Board of Directors of the Company authorized a share repurchase program for up to $300 million of the Company’s outstanding common stock. During the three months ended June 28, 2025, the Company repurchased and subsequently retired 0.2 million shares of common stock, for a total of $13.4 million or an average cost of $75.39 per share. During the fiscal year ended June 28, 2025, the Company repurchased and subsequently retired 0.8 million shares of common stock, for a total of $57.6 million or an average cost of $75.53 per share.

On May 27, 2025, the Board of Directors authorized a new share repurchase program for up to $500 million of the Company’s outstanding common stock. This authorization replaces the previously authorized $300 million share repurchase program. The new share repurchase program has an expiration date of May 27, 2029 and may be amended, suspended, or discontinued at any time at the Board of Directors' discretion, subject to compliance with applicable laws. As of June 28, 2025, there remains $500 million available for additional share repurchases.

Fourth-Quarter Fiscal 2025 Segment Results

Foodservice

Fourth-quarter fiscal 2025 net sales for Foodservice increased 20.0% to $9.2 billion compared to the prior year period. The increase in net sales was driven by recent acquisitions, including the acquisition of Cheney Brothers, case volume growth, including growth in our independent and Chain business, and an increase in selling price per case as a result of inflation. Total case growth for Foodservice was 17.4% in the fourth quarter of fiscal 2025 compared to the prior year period. New account growth and increased penetration coupled with recent acquisitions resulted in total independent case growth of 20.4% for the fourth quarter of fiscal 2025 compared to the prior year period. Organic independent case growth was 5.9% in the fourth quarter of fiscal 2025 compared to the prior year period. For the fourth quarter of fiscal 2025, independent sales as a percentage of total Foodservice sales were 41.3%.

Fourth-quarter fiscal 2025 Adjusted EBITDA for Foodservice increased 26.3% to $386.9 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the fourth quarter of fiscal 2025 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 24.9% driven by recent acquisitions, growth in cases sold, including more Performance Brands products sold to our independent customers, and a favorable shift in the mix of cases sold. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 24.4% primarily as a result of recent acquisitions, and an increase in personnel expenses compared to the prior year period.

Convenience

Fourth-quarter fiscal 2025 net sales for Convenience increased 2.8% to $6.4 billion compared to the prior year period. The increase in net sales for Convenience was driven by higher selling prices per case due to continued inflation, an acquisition completed in the fourth quarter of fiscal 2025, and organic case volume growth of 0.6% in the fourth quarter compared to the prior year period.

Fourth-quarter fiscal 2025 Adjusted EBITDA for Convenience increased 4.8% to $120.0 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 3.4% for the fourth quarter of fiscal 2025 compared to the prior year period primarily driven by inventory holding gains, an acquisition completed in the fourth quarter of fiscal 2025, and a favorable shift in the mix of cases sold, partially offset by prior year releases of aged accruals. Operating expenses impacting Convenience’s Adjusted EBITDA increased 2.4% in the fourth quarter of fiscal 2025 compared to the prior year period primarily as a result of an increase in personnel expenses and an acquisition completed in the fourth quarter of fiscal 2025, partially offset by a decrease in fuel expense primarily due to lower fuel prices compared to the prior year period.

Specialty

For the fourth quarter of fiscal 2025, net sales for Specialty increased 4.1% to $1.3 billion compared to the prior year period. This increase was primarily driven by growth in the vending, office coffee, value, and retail channels in the fourth quarter of fiscal 2025 compared to the prior year period. Total case volume growth for Specialty for the fourth quarter of fiscal 2025 was 4.2% compared to the prior year period.

Fourth-quarter fiscal 2025 Adjusted EBITDA for Specialty increased 9.0% to $93.2 million compared to the prior year period. This increase was a result of an increase in gross profit, slightly offset by an increase in operating expenses. The 3.7% increase in gross profit contributing to Specialty’s Adjusted EBITDA was primarily driven by sales growth and inventory holding gains, and a favorable shift in the mix of cases sold. Operating expenses impacting Specialty’s Adjusted EBITDA increased 0.3% primarily due to an increase in variable expense growth in small parcel fulfillment, partially offset by a reduction in lease expense as the segment has transitioned to finance leases for fleet equipment, a decrease in fuel expense, and recovery of bad debt in the fourth quarter of fiscal 2025 compared to the prior year period.

Fiscal 2026 Outlook

For the first quarter of fiscal 2026, PFG expects net sales to be in a range of approximately $16.6 billion to $16.9 billion. For the first quarter of fiscal 2026, PFG expects Adjusted EBITDA to be in a range of approximately $465 million to $485 million.

For the full fiscal year 2026, PFG expects net sales to be in a range of approximately $67 billion to $68 billion. For the full fiscal year 2026, PFG expects Adjusted EBITDA to be in a range of approximately $1.9 billion to $2.0 billion.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 13, 2025, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our approximately 43,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024 filed with the Securities and Exchange Commission (the “SEC”) on August 14, 2024, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology, including artificial intelligence;
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economic factors, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage and extreme heat or cold;
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volatility of fuel and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth and innovation strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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negative media exposure and other events that damage our reputation;
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impact of uncollectibility of accounts receivable;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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the potential impacts of shareholder activists or potential bidders;
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the integration of artificial intelligence into our processes;

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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;
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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the possibility that the expected synergies and other benefits from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended June 28, 2025	Three Months Ended June 29, 2024	Fiscal Year Ended June 28, 2025	Fiscal Year Ended June 29, 2024
Net sales	$16,938.9	$15,189.2	$63,298.9	$58,281.2
Cost of goods sold	14,936.7	13,442.0	55,882.3	51,704.1
Gross profit	2,002.2	1,747.2	7,416.6	6,577.1
Operating expenses	1,734.4	1,465.8	6,600.3	5,750.7
Operating profit	267.8	281.4	816.3	826.4
Other expense, net:
Interest expense, net	94.5	57.6	358.4	232.2
Other, net	(3.4)	(1.2)	(0.9)	(2.6)
Other expense, net	91.1	56.4	357.5	229.6
Income before taxes	176.7	225.0	458.8	596.8
Income tax expense	45.2	58.5	118.6	160.9
Net income	$131.5	$166.5	$340.2	$435.9
Weighted-average common shares outstanding:
Basic	155.0	154.3	154.8	154.4
Diluted	156.6	156.0	156.4	156.0
Earnings per common share:
Basic	$0.85	$1.08	$2.20	$2.82
Diluted	$0.84	$1.07	$2.18	$2.79

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	As of June 28, 2025	As of June 29, 2024
ASSETS
Current assets:
Cash	$78.5	$20.0
Accounts receivable, less allowances of $69.0 and $55.2	2,833.0	2,478.9
Inventories, net	3,887.7	3,314.7
Income taxes receivable	96.2	71.6
Prepaid expenses and other current assets	239.7	268.1
Total current assets	7,135.1	6,153.3
Goodwill	3,480.1	2,418.3
Other intangible assets, net	1,688.5	971.1
Property, plant and equipment, net	4,458.7	2,788.5
Operating lease right-of-use assets	933.8	875.5
Other assets	185.0	186.2
Total assets	$17,881.2	$13,392.9
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,165.3	$2,594.4
Accrued expenses and other current liabilities	1,025.9	908.3
Finance lease obligations—current installments	221.9	147.2
Operating lease obligations—current installments	104.5	108.2
Total current liabilities	4,517.6	3,758.1
Long-term debt	5,388.8	3,198.5
Deferred income tax liability, net	887.1	497.9
Finance lease obligations, excluding current installments	1,379.9	703.2
Operating lease obligations, excluding current installments	900.7	819.3
Other long-term liabilities	334.7	289.0
Total liabilities	13,408.8	9,266.0
Total shareholders’ equity	4,472.4	4,126.9
Total liabilities and shareholders’ equity	$17,881.2	$13,392.9

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Fiscal Year Ended June 28, 2025	Fiscal Year Ended June 29, 2024
Cash flows from operating activities:
Net income	$340.2	$435.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	717.9	556.7
Provision for losses on accounts receivables	22.7	19.8
Change in LIFO Reserve	88.1	62.3
Other non-cash activities	61.9	57.5
Changes in operating assets and liabilities, net:
Accounts receivable	(151.9)	(81.1)
Inventories	(337.9)	37.7
Income taxes receivable	(17.5)	(29.9)
Prepaid expenses and other assets	56.6	(95.8)
Trade accounts payable and outstanding checks in excess of deposits	372.7	124.0
Accrued expenses and other liabilities	57.3	75.9
Net cash provided by operating activities	1,210.1	1,163.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(506.0)	(395.6)
Net cash paid for acquisitions	(2,596.4)	(307.7)
Proceeds from sale of property, plant and equipment and other	13.4	20.6
Net cash used in investing activities	(3,089.0)	(682.7)
Cash flows from financing activities:
Net borrowings under ABL Facility	1,194.2	6.8
Repayment of Notes due 2025		(275.0)
Borrowing of Notes due 2032	1,000.0	—
Cash paid for debt issuance, extinguishment and modifications	(34.2)	—
Payments under finance lease obligations	(188.0)	(122.2)
Net cash paid for acquisitions	(1.5)	—
Proceeds from exercise of stock options and employee stock purchase plan	43.8	17.7
Cash paid for shares withheld to cover taxes	(18.8)	(21.5)
Repurchases of common stock	(57.6)	(78.1)
Other financing activities	—	(0.3)
Net cash provided by (used in) financing activities	1,937.9	(472.6)
Net increase in cash and restricted cash	59.0	7.7
Cash and restricted cash, beginning of period	27.7	20.0
Cash and restricted cash, end of period	$86.7	$27.7

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of June 28, 2025	As of June 29, 2024
Cash	$78.5	$20.0
Restricted cash(1)	8.2	7.7
Total cash and restricted cash	$86.7	$27.7
(1)
Restricted cash is reported within other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information are as follows:

(In millions)	Fiscal Year Ended June 28, 2025	Fiscal Year Ended June 29, 2024
Cash paid during the year for:
Interest net of amounts capitalized	$344.4	$242.1
Income tax payments net of refunds	129.7	177.1

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items outside of the ordinary course of the Company's operations and not indicative of ongoing performance as permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
(In millions, except per share data)	June 28, 2025	June 29, 2024	Change	%
Net income (GAAP)	$131.5	$166.5	$(35.0)	(21.0)
Interest expense, net	94.5	57.6	36.9	64.1
Income tax expense	45.2	58.5	(13.3)	(22.7)
Depreciation	126.2	94.4	31.8	33.7
Amortization of intangible assets	69.4	50.4	19.0	37.7
Change in LIFO reserve (A)	49.2	11.8	37.4	316.9
Stock-based compensation expense	12.2	10.2	2.0	19.6
(Gain) loss on fuel derivatives	(0.2)	0.5	(0.7)	(140.0)
Acquisition, integration & reorganization expenses (B)	11.6	4.6	7.0	152.2
Other adjustments (C)	7.3	1.7	5.6	329.4
Adjusted EBITDA (Non-GAAP)	$546.9	$456.2	$90.7	19.9

Diluted earnings per share (GAAP)	$0.84	$1.07	$(0.23)	(21.5)
Impact of amortization of intangible assets	0.44	0.32	0.12	37.5
Impact of change in LIFO reserve	0.31	0.08	0.23	287.5
Impact of stock-based compensation expense	0.08	0.07	0.01	14.3
Impact of (gain) loss on fuel derivatives	—	—	—	—
Impact of acquisition, integration & reorganization charges	0.07	0.03	0.04	133.3
Impact of other adjustment items	0.05	0.01	0.04	400.0
Tax impact of above adjustments	(0.24)	(0.13)	(0.11)	(84.6)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.55	$1.45	$0.10	6.9
A.
Includes increases in the LIFO inventory reserve of $5.6 million for Foodservice and $43.6 million for Convenience for the fourth quarter of fiscal 2025 compared to an increase of $4.4 million for Foodservice and an increase of $7.4 million for Convenience for the fourth quarter of fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes amounts related to favorable and unfavorable leases, litigation-related accruals, severance, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of fixed assets, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended
(In millions, except per share data)	June 28, 2025	June 29, 2024	Change	%
Net income (GAAP)	$340.2	$435.9	$(95.7)	(22.0)
Interest expense, net	358.4	232.2	126.2	54.3
Income tax expense	118.6	160.9	(42.3)	(26.3)
Depreciation	455.3	355.2	100.1	28.2
Amortization of intangible assets	262.6	201.5	61.1	30.3
Change in LIFO reserve (A)	88.1	62.3	25.8	41.4
Stock-based compensation expense	47.8	41.9	5.9	14.1
Loss (gain) on fuel derivatives	0.2	(1.8)	2.0	111.1
Acquisition, integration & reorganization expenses (B)	87.8	23.7	64.1	270.5
Other adjustments (C)	7.9	(5.7)	13.6	238.6
Adjusted EBITDA (Non-GAAP)	$1,766.9	$1,506.1	$260.8	17.3

Diluted earnings per share (GAAP)	$2.18	$2.79	$(0.61)	(21.9)
Impact of amortization of intangible assets	1.68	1.29	0.39	30.2
Impact of change in LIFO reserve	0.56	0.40	0.16	40.0
Impact of stock-based compensation	0.31	0.27	0.04	14.8
Impact of loss (gain) on fuel derivatives	—	(0.01)	0.01	100.0
Impact of acquisition, integration & reorganization charges	0.56	0.15	0.41	273.3
Impact of other adjustment items	0.05	(0.03)	0.08	266.7
Tax impact of above adjustments	(0.86)	(0.56)	(0.30)	(53.6)
Adjusted Diluted Earnings per Share (Non-GAAP)	$4.48	$4.30	$0.18	4.2
A.
Includes increases in the LIFO inventory reserve of $6.6 million for Foodservice and $81.5 million for Convenience for fiscal 2025 compared to increases of $3.8 million for Foodservice and $58.5 million for Convenience for fiscal 2024.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes a $3.8 million gain on the sale of a Foodservice warehouse facility for fiscal year 2025 and an $8.1 million gain on the sale of a Foodservice warehouse facility for fiscal year 2024, as well as amounts related to favorable and unfavorable leases, litigation-related accruals, severance, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of other fixed assets, and other adjustments permitted by our ABL Facility.

(In millions)	Fiscal Year Ended June 28, 2025	Fiscal Year Ended June 29, 2024
Net cash provided by operating activities (GAAP)	$1,210.1	$1,163.0
Purchases of property, plant and equipment	(506.0)	(395.6)
Free cash flow (Non-GAAP)	$704.1	$767.4

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 28, 2025
(In millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$108.0	$42.4	$58.3	$131.5
Interest expense, net	66.8	100.2	96.9	94.5
Income tax expense	38.9	14.3	20.2	45.2
Depreciation	97.4	114.1	117.6	126.2
Amortization of intangible assets	55.5	68.4	69.3	69.4
Change in LIFO reserve (A)	12.7	17.8	8.4	49.2
Stock-based compensation expense	11.3	11.7	12.6	12.2
Loss (gain) on fuel derivatives	1.4	(0.8)	(0.2)	(0.2)
Acquisition, integration & reorganization expenses (B)	19.1	51.3	5.8	11.6
Other adjustments (C)	0.8	3.6	(3.8)	7.3
Adjusted EBITDA (Non-GAAP)	$411.9	$423.0	$385.1	$546.9

Diluted earnings per share (GAAP)	$0.69	$0.27	$0.37	$0.84
Impact of amortization of intangible assets	0.36	0.44	0.44	0.44
Impact of change in LIFO reserve	0.08	0.11	0.05	0.31
Impact of stock-based compensation	0.07	0.08	0.08	0.08
Impact of loss (gain) on fuel derivatives	0.01	—	—	—
Impact of acquisition, integration & reorganization charges	0.12	0.33	0.04	0.07
Impact of other adjustment items	0.01	0.02	(0.02)	0.05
Tax impact of above adjustments	(0.18)	(0.27)	(0.17)	(0.24)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.16	$0.98	$0.79	$1.55
A.
Includes increases (decreases) in the LIFO inventory reserve of $0.9 million, ($0.1) million, $0.2 million, and $5.6 million for Foodservice and $11.8 million, $17.9 million, $8.2 million, and $43.6 million for Convenience for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2025, respectively.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $3.8 million gain on the sale of a Foodservice warehouse facility in the third quarter of fiscal 2025, as well as amounts related to favorable and unfavorable leases, litigation-related accruals, severance, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of other fixed assets, and other adjustments permitted by our ABL Facility.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal Year Ended June 29, 2024
(In millions, except per share data)	Q1	Q2	Q3	Q4
Net income (GAAP)	$120.7	$78.3	$70.4	$166.5
Interest expense, net	56.1	61.4	57.1	57.6
Income tax expense	42.6	33.4	26.4	58.5
Depreciation	83.8	86.3	90.7	94.4
Amortization of intangible assets	45.5	57.0	48.6	50.4
Change in LIFO reserve (A)	19.2	21.8	9.5	11.8
Stock-based compensation expense	10.7	11.0	10.0	10.2
(Gain) loss on fuel derivatives	(3.5)	1.8	(0.6)	0.5
Acquisition, integration & reorganization expenses (B)	9.8	3.9	5.4	4.6
Other adjustments (C)	(1.1)	(9.5)	3.2	1.7
Adjusted EBITDA (Non-GAAP)	$383.8	$345.4	$320.7	$456.2

Diluted earnings per share (GAAP)	$0.77	$0.50	$0.45	$1.07
Impact of amortization of intangible assets	0.29	0.36	0.31	0.32
Impact of change in LIFO reserve	0.12	0.14	0.06	0.08
Impact of stock-based compensation	0.07	0.07	0.06	0.07
Impact of (gain) loss on fuel derivatives	(0.02)	0.01	—	—
Impact of acquisition, integration & reorganization charges	0.06	0.03	0.04	0.03
Impact of other adjustment items	—	(0.06)	0.02	0.01
Tax impact of above adjustments	(0.14)	(0.15)	(0.14)	(0.13)
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.15	$0.90	$0.80	$1.45
A.
Includes increases (decreases) in the LIFO inventory reserve of $1.7 million, ($1.1) million, ($1.2) million, and $4.4 million for Foodservice and $17.5 million, $22.9 million, $10.7 million, and $7.4 million for Convenience for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2024, respectively.
B.
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Includes an $8.1 million gain on the sale of a Foodservice warehouse facility in second quarter of fiscal 2024, as well as asset impairments, insurance proceeds due to hurricane and other weather related events, amounts related to favorable and unfavorable leases, foreign currency transaction gains and losses, franchise tax expense, and other adjustments permitted by our ABL Facility.

Segment Results

In the third quarter of fiscal 2025, the Company updated its operating segments to reflect the manner in which the business is managed. The Company continues to have three reportable segments: Foodservice, Convenience, and Specialty (formerly Vistar). Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives.

Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size.

The presentation and amounts for the three months and fiscal year ended June 29, 2024 have been recast to reflect the updated segments.

The following tables set forth net sales and Segment Adjusted EBITDA by segment and the reconciling items for Corporate & All Other and eliminations for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	June 28, 2025	June 29, 2024	Change	%
Foodservice	$9,191.5	$7,661.1	$1,530.4	20.0
Convenience	6,436.3	6,258.5	177.8	2.8
Specialty	1,253.5	1,203.7	49.8	4.1
Total Segments	$16,881.3	$15,123.3	$1,758.0	11.6
Corporate & All Other	256.9	238.1	18.8	7.9
Intersegment Eliminations	(199.3)	(172.2)	(27.1)	(15.7)
Total net sales	$16,938.9	$15,189.2	$1,749.7	11.5

	Fiscal Year Ended
	June 28, 2025	June 29, 2024	Change	%
Foodservice	$33,646.1	$29,061.5	$4,584.6	15.8
Convenience	24,507.5	24,177.0	330.5	1.4
Specialty	4,905.0	4,789.8	115.2	2.4
Total Segments	$63,058.6	$58,028.3	$5,030.3	8.7
Corporate & All Other	955.0	909.2	45.8	5.0
Intersegment Eliminations	(714.7)	(656.3)	(58.4)	(8.9)
Total net sales	$63,298.9	$58,281.2	$5,017.7	8.6

Segment Adjusted EBITDA

	Three Months Ended
	June 28, 2025	June 29, 2024	Change	%
Foodservice	$386.9	$306.3	$80.6	26.3
Convenience	120.0	114.5	5.5	4.8
Specialty	93.2	85.5	7.7	9.0
Total Segments	$600.1	$506.3	$93.8	18.5
Corporate & All Other	(53.2)	(50.1)	(3.1)	(6.2)
Total Adjusted EBITDA	$546.9	$456.2	$90.7	19.9

	Fiscal Year Ended
	June 28, 2025	June 29, 2024	Change	%
Foodservice	$1,221.6	$982.2	$239.4	24.4
Convenience	407.3	363.6	43.7	12.0
Specialty	348.2	340.6	7.6	2.2
Total Segments	$1,977.1	$1,686.4	$290.7	17.2
Corporate & All Other	(210.2)	(180.3)	(29.9)	(16.6)
Total Adjusted EBITDA	$1,766.9	$1,506.1	$260.8	17.3